                                                                    EXHIBIT 11

                      HFS INCORPORATED AND SUBSIDIARIES
                HISTORICAL COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            FOR THE YEARS ENDED DECEMBER 31
                                          ------------------------------------------------------------------
                                                    1996                   1995                  1994
                                          ----------------------  --------------------  --------------------
                                                         FULLY                  FULLY                 FULLY
                                            PRIMARY     DILUTED     PRIMARY    DILUTED    PRIMARY    DILUTED
                                          ----------  ----------  ---------  ---------  ---------  ---------
Net income...............................    169,584     169,584     79,730     79,730     53,489     53,489
Convertible debt interest and
 amortization of deferred loan costs,
 net of tax .............................      4,500       4,500      4,505      4,505         --         --
                                          ----------  ----------  ---------  ---------  ---------  ---------
Net income as adjusted...................   $174,084    $174,084   $ 84,235   $ 84,235   $ 53,489   $ 53,489
                                          ==========  ==========  =========  =========  =========  =========
Weighted average common shares
 outstanding.............................    116,123     116,123     97,698     97,698     90,334     90,334
Incremental shares for outstanding stock
 options and warrants....................     10,798      10,935      7,853      9,690      7,414      7,414
Contingent shares........................         --          --         --         --      3,126      3,126
Convertible debt ........................      8,252       8,252      8,266      8,266         --         --
                                          ----------  ----------  ---------  ---------  ---------  ---------
Weighted average common and common
 equivalent shares outstanding ..........    135,173     135,310    113,817    115,654    100,874    100,874
                                          ==========  ==========  =========  =========  =========  =========
Net income per share.....................   $   1.29    $   1.29   $    .74   $    .73   $    .53   $    .53
                                          ==========  ==========  =========  =========  =========  =========
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